Exhibit 10.1

2004 STOCK INCENTIVE PLAN OF SIRF TECHNOLOGY HOLDINGS, INC.

NOTICE OF PERFORMANCE SHARE AWARD

You have been granted a performance share award (“Award”) representing the right to receive shares of Common Stock of SiRF Technology Holdings, Inc. (the “Company”) on the following terms:

Name of Recipient:	[Name]

Target Award:	[Number of Shares]

Maximum Award:	[Number of Shares]

Date of Grant:	[Date]

Performance and Service Conditions:	[Conditions]

By your signature and the signature of the Company’s representative below, you and the Company agree that these units are granted under and governed by the terms and conditions of the 2004 Stock Incentive Plan of SiRF Technology Holdings, Inc., as amended from time to time (the “Plan”) and the Performance Share Award Agreement, both of which are attached to and made a part of this document.

RECIPIENT:	SIRF TECHNOLOGY HOLDINGS, INC.

By:
Title:
[Name]

2004 STOCK INCENTIVE PLAN OF SIRF TECHNOLOGY HOLDINGS, INC.

PERFORMANCE SHARE AWARD AGREEMENT

Payment for Award	No payment is required for the Award.

Determination and Settlement of Earned Award	The Compensation Committee of the Board of Directors of the Company shall certify, as soon as practicable following the completion of the audited financial statements for the Performance Period, whether and to what extend the Performance Goals have been achieved. Subject to the section entitled “Termination of Employment,” the Compensation Committee shall direct the Company to issue to you the corresponding number of shares of Common Stock constituting the Earned Award no later than 2-1/2 months after the end of the Performance Period.

Termination of Employment

If your Service as an Employee terminates during the Performance Period for any reason other than death or Total and Permanent Disability, the Award will terminate and you will forfeit any right to receive any shares of Common Stock or other consideration for the Award.

If your Service as an Employee terminates as a result of death or Total and Permanent Disability during the Performance Period, you or your beneficiary (or estate) will receive a pro rated portion of the Earned Award equal to (i) the Earned Award multiplied by the number of full or partial months of the Performance Period that has elapsed upon your termination of Service, divided by (ii) 24. Such shares will be delivered in accordance with the section entitled “Determination and Settlement of Earned Award.”

The Company determines when your Service terminates for purposes of this Award.

Change in Control

Notwithstanding anything herein to the contrary, if a Change in Control occurs during the Performance Period, this Award will terminate and you will receive no payment for your Award except as follows:

(a) If your Service as an Employee continues through such Change in Control, you will receive a pro rated portion of the Target Award equal to (i) the Target Award multiplied by the number of full or partial months of the Performance Period that have elapsed upon the Change in Control, divided by (ii) 24.

(b) If your Service has terminated as a result of death or Total and Permanent Disability prior to such Change in Control, you or your beneficiary (or estate) will receive a pro rated portion of the Target

Award equal to (i) the Target Award multiplied by the number of full or partial months of the Performance Period that have elapsed upon your termination of Service, divided by (ii) 24.

Such shares will be delivered as soon as practicable following the Change in Control, but in no event later than 2-1/2 months after the end of the calendar year in which the Change in Control occurs.

Leaves of Absence	For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Nature of Award	This Award represents only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date. As a holder of this Award, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	This Award carries neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until the Award is settled by the issuance of shares of the Company’s Common Stock, as evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means. No adjustments will be made for dividends or other rights if the applicable record date occurs before the shares of Common Stock are issued, except as described in the Plan. Notwithstanding the foregoing, if the Company pays a cash or stock dividend with respect to its Common Stock after the end of the Performance Period and before the issuance of the Earned Award to you, you will be entitled to receive the equivalent with respect to the shares of Common Stock constituting the Earned Award, payable in the same form as the dividend issued to the holders of Common Stock, and at the same time as the Earned Award is paid.

Award Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of this Award other than by will or by the laws of descent and distribution. Your Award shall not be subject to execution, attachment or other process.

Withholding Taxes	No stock or cash will be issued to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of the vesting or settlement of this Award. The Company shall withhold shares of Common Stock that otherwise would be issued to you when the Award is settled to satisfy the withholding obligation, but not in excess of the amount of shares necessary to satisfy the minimum withholding amount with respect to the shares issued in settlement of the Award. The fair market value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes. The Company or your actual employer may withhold applicable withholding taxes from any cash payable pursuant to this Award.

Restrictions on Resale	By signing this Agreement, you agree not to sell any shares of the Company’s Common Stock issued upon settlement of the Award at a time when applicable laws or Company policies prohibit a sale. This restriction will apply as long as you are an Employee, Outside Director or Consultant.

No Retention Rights	Neither your Award nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company’s Common Stock, the number of shares of Common Stock subject to this Award will be adjusted accordingly pursuant to the provisions of the Plan.

Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall by made with respect to, the number of shares subject to this Award. The grant of this Award shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

Beneficiary Designation	You may dispose of your right to receive shares of Common Stock subject to this Award in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any shares of Common Stock to which you become entitled at the time of your death.

Electronic Delivery	The Company may, in its sole discretion, decide to deliver any documents related to the Award and the Plan by electronic means. You hereby consent to receive such documents by electronic delivery.

Compliance with Section 409A	To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of the Internal Revenue Code of 1986. The Company may amend this Agreement without your consent to the extent necessary, as determined by the Company in its sole discretion, to comply with section 409A.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).

The Plan and Other Agreements

The text of the Plan (including its defined terms) is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THIS PLAN.